                                                                    Exhibit 10.1

                         COMMON STOCK PURCHASE AGREEMENT




                            Dated as of May 10, 2000




                                 by and between



                               VALUE AMERICA, INC.


                                       and



                                ACQUA WELLINGTON
                       NORTH AMERICAN EQUITIES FUND, LTD.







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                                TABLE OF CONTENTS


                                                                            Page

ARTICLE I         Definitions                                                 1

   SECTION 1.1    DEFINITIONS.                                                1

ARTICLE II        Purchase and Sale of Common Stock                           3

   SECTION 2.1    PURCHASE AND SALE OF STOCK3
   SECTION 2.2    THE SHARES                                                  3
   SECTION 2.3    THE WARRANTS                                                3
   SECTION 2.4    CLOSING                                                     4

ARTICLE III       Representations and Warranties                              4

   SECTION 3.1    REPRESENTATIONS AND WARRANTIES OF THE COMPANY               4
   SECTION 3.2    REPRESENTATION, WARRANTIES AND COVENANTS OF THE PURCHASER  11

ARTICLE IV        Covenants                                                  13

   SECTION 4.1    SECURITIES                                                 13
   SECTION 4.2    REGISTRATION AND LISTING                                   13
   SECTION 4.3    REGISTRATION STATEMENT.                                    13
   SECTION 4.4    COMPLIANCE WITH LAWS.                                      14
   SECTION 4.5    KEEPING OF RECORDS AND BOOKS OF ACCOUNT                    14
   SECTION 4.6    REPORTING REQUIREMENTS                                     14
   SECTION 4.7    OTHER AGREEMENTS                                           14
   SECTION 4.8    NON-PUBLIC INFORMATION                                     15
   SECTION 4.9    NO STOP ORDERS                                             15
   SECTION 4.10   AMENDMENTS TO THE REGISTRATION STATEMENT                   16
   SECTION 4.11   PROSPECTUS DELIVERY                                        16
   SECTION 4.12   LEGENDS                                                    16
   SECTION 4.13   CONFIRMATION OF OWNERSHIP                                  16

ARTICLE V         Conditions to Closing, Draw Downs and Warrant Exercise     17

   SECTION 5.1    CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER
                  TO ENTER THIS AGREEMENT                                    17
   SECTION 5.2    CONDITIONS PRECEDENT TO THE OBLIGATION OF THE PURCHASER
                  TO ACCEPT A DRAW DOWN OR PURCHASE SHARES UPON EXERCISE
                  OF THE WARRANTS AND PURCHASE THE SHARES                    17
   SECTION 5.3    CONDITIONS  PRECEDENT TO THE OBLIGATION OF THE COMPANY
                  TO ISSUE SHARES PURSUANT TO A DRAW DOWN OR EXERCISE
                  OF WARRANTS                                                18



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ARTICLE VI        Draw Down Terms; Warrants                                  19

   SECTION 6.1    DRAW DOWN TERMS                                            19
   SECTION 6.2    DRAW DOWN WARRANTS                                         21
   SECTION 6.3    WARRANT A AND WARRANT B                                    21

ARTICLE VII       Legends                                                    22

   SECTION 7.1    LEGEND                                                     22
   SECTION 7.2    NO OTHER LEGEND OR STOCK TRANSFER RESTRICTIONS             23
   SECTION 7.3    PURCHASER'S COMPLIANCE                                     23

ARTICLE VIII      Termination                                                24

   SECTION 8.1    TERMINATION BY MUTUAL CONSENT                              24
   SECTION 8.2    OTHER TERMINATION                                          24
   SECTION 8.3    EFFECT OF TERMINATION                                      24

ARTICLE IX        Indemnification                                            24

   SECTION 9.1    GENERAL INDEMNITY.                                         24
   SECTION 9.2    INDEMNIFICATION PROCEDURES                                 26

ARTICLE X         Miscellaneous                                              27

   SECTION 10.1   FEES AND EXPENSES                                          27
   SECTION 10.2   SPECIFIC ENFORCEMENT, CONSENT TO JURISDICTION.             27
   SECTION 10.3   ENTIRE AGREEMENT; AMENDMENT                                27
   SECTION 10.4   NOTICES                                                    27
   SECTION 10.5   WAIVERS                                                    28
   SECTION 10.6   HEADINGS                                                   29
   SECTION 10.7   SUCCESSORS AND ASSIGNS                                     29
   SECTION 10.8   GOVERNING LAW                                              29
   SECTION 10.9   SURVIVAL                                                   29
   SECTION 10.10  COUNTERPARTS                                               29
   SECTION 10.11  PUBLICITY                                                  29
   SECTION 10.12  SEVERABILITY                                               29
   SECTION 10.13  FURTHER ASSURANCES                                         30
   SECTION 10.14  CONFIDENTIALITY                                            30


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                         COMMON STOCK PURCHASE AGREEMENT



         This COMMON STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of May 10, 2000 by and between Value America, Inc., a Virginia corporation (the "Company"), and Acqua Wellington North American Equities Fund, Ltd., a company organized under the laws of the Commonwealth of The Bahamas (the "Purchaser").

         WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company shall issue and sell to the Purchaser, from time to time as provided herein, and the Purchaser shall purchase, up to $60,000,000 of the Common Stock (as defined below); and

         WHEREAS, such investments will be made in reliance upon the provisions of Section 4(2) and ("Section 4(2)") and Regulation D ("Regulation D") of the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the "Securities Act"), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the purchases of Common Stock to be made hereunder from time to time.

         NOW, THEREFORE, the parties hereto agree as follows:


                                   Definitions
                                  Definitions.
     (a) "Commission" shall have the meaning assigned to such term in Section 3.1(f) hereof.

     (b) "Commission  Documents" shall have the meaning assigned to such term in
Section 3.1(f) hereof.

     (c) "Commission Filings" means the Company's Form 10-K (as amended) for the fiscal year ended December 31, 1999, and all other filings made by the Company after the date hereof pursuant to the Securities Exchange Act of 1934.

     (d) "Draw Down" shall have the meaning assigned to such term in Section 6.1(a) hereof.

     (e) "Draw Down Amount" means the actual amount of a Draw Down up to $16,000,000.

     (f) "Draw Down Discount Percentage" means (i) 90% if the Threshold Price is equal to and greater than $.35 but less than $1.00, (ii) 93% if the Threshold Price is equal to or greater than $1.00 but less than or equal to $3.00, and
(iii) for every $1.00 increase of the Threshold Price above $3.00 up to $16.00, such draw down discount percentage shall increase by 0.10%.

     (g) "Draw Down Exercise Date" shall have the meaning assigned to such term in Section 5.3 hereof.

     (h) "Draw Down  Notice"  shall have the  meaning  assigned  to such term in
Section 6.1(i) hereof.

     (i) "Draw Down Pricing Period" shall mean a period of twenty (20) consecutive trading days on the Nasdaq National Market or any other relevant market on which the Common Stock is listed starting with the first trading day specified in a Draw Down Notice or such other period of consecutive trading days as mutually agreed upon by the Company and the Purchaser.


     (j) "Material Adverse Effect" shall mean any effect on the business, results of operations, properties, assets or financial condition of the Company that is material and adverse to the Company and its subsidiaries, taken as a whole and/or any condition, circumstance, or situation that would prohibit the Company to enter into and perform any of its obligations under this Agreement in any material respect.

     (k) "Maximum  Commitment"  shall have the meaning  assigned to such term in
Section 2.1 hereof.

     (l) "Prospectus" as used in this Agreement means the prospectus in the form included in the Registration Statement, as supplemented from time to time pursuant to Rule 424(b) of the Securities Act.

     (m) "Registration Statement" shall mean the registration statement on Form S-3, to be filed with the Securities and Exchange Commission for the registration for resale of the Shares, as such Registration Statement may be amended from time to time.

     (n) "Settlement Amount" shall mean the sum of the Draw Down Amount and the exercise price of any Warrants which have been exercised.

     (o)  "Settlement  Date"  shall have the  meaning  assigned  to such term in
Section 6.1(d) hereof.

     (p) "Shares" shall mean the shares of Common Stock of the Company that may be purchased hereunder pursuant to Draw Down and/or upon the exercise of the Warrants.

     (q) "Threshold Price" is the lowest VWAP at which the Company will sell Shares during each Draw Down Pricing Period.


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
    (r) "VWAP" shall mean the daily volume weighted average price (based on a trading day from 9:30 a.m. to 4:00 p.m., eastern time) of the Company's Common Stock on the Nasdaq National Market (or any successor thereto) (or, if the Common Stock ceases to be traded on the Nasdaq National Market, but is traded on an Other Exchange (as defined in Section 4.2 hereof), such price on such Other Exchange) as reported by Bloomberg Financial LP using the AQR function.

     (s) "Warrants" shall mean the Closing Warrants, the Draw Down Warrants, Warrant A and Warrant B.


     Section 2.1 Purchase and Sale of Common Stock Purchase and Sale of Stock. Subject to the terms and conditions of this Agreement, the Company shall issue and sell to the Purchaser and the Purchaser shall purchase from the Company (i) up to $60,000,000 (the "Maximum Commitment") of the Company's common stock, no par value per share (the "Common Stock"), based on Draw Downs in accordance with
Section 6.1 hereof and (ii) the Warrants in accordance with Section 6.2 hereof. In no event shall the amount of Common Stock required to be purchased by the Purchaser exceed (x) $16,000,000 per Draw Down during any Draw Down Pricing Period or (y) in total the Maximum Commitment.

     Section 2.2 The Shares. The Company has authorized and has reserved and covenants to continue to reserve, subject to Section 4.4(b) hereof, free of preemptive rights and other similar contractual rights of stockholders,
21,850,000 shares of its Common Stock to cover the Shares to be issued in connection with all Draw Downs and the exercise of all Warrants.

     Section 2.3 The Warrants. Within five business days of the date hereof, the Company shall issue to the Purchaser a warrant to purchase 250,000 shares of Common Stock (the "Closing Warrants") at an exercise price of the lesser of (i) $3.50 and (ii) 120% of the VWAP on the Closing Date, which shall be exercisable for a period of three (3) years commencing on the earlier of (x) the date that Purchaser has consummated one Draw Down or (y) 120 days from the date of issuance; provided, however, that the exercise price of the Closing Warrants shall be reduced to the exercise price for the first 250,000 shares of Common Stock issuable upon exercise of the Draw Down Warrants that would have been issued pursuant to Section 6.2 hereof if the exercise price of such Draw Down Warrants is less than the exercise price of the Closing Warrants. The Closing Warrants shall not be subject to rescission or cancellation by the Company for any reason, including, but not limited to, the Company never providing the Purchaser with a Draw Down Notice; provided, however, the Company may rescind or cancel the Closing Warrants if the Purchaser fails to purchase Shares pursuant to a Draw Down Notice made in accordance with the terms hereof. In addition, the Company will issue the Draw Down Warrants, Warrant A and Warrant B pursuant to Sections 6.2 and 6.3 hereof. The Closing Warrants will be credited against the Draw Down Warrants issuable pursuant to Section 6.2 hereof.


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     Section 2.4 Closing.  In  consideration of and in express reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchaser and the Purchaser agrees to purchase from the Company, that number of the Shares to be issued in connection with each Draw Down. The closing of the execution and delivery of this Agreement (the "Closing") shall take place at the offices of Parker Chapin LLP, The Chrysler Building, 405 Lexington Avenue, New York, NY 10174 at 5:00 p.m. Eastern Time on (i) the date that the closing conditions set forth in Sections 5.1 and 5.2 hereof have been satisfied or waived, or (ii) such other time and place or on such date as the Purchaser and the Company may agree upon (the "Closing Date"). Each party shall deliver all documents, instruments and writings required to be delivered by such party pursuant to this Agreement at or prior to the Closing. On the date hereof, the Purchaser shall have received an opinion of one or more counsels to the Company, dated the date hereof, in the forms attached as Exhibit A hereto. At or prior to the Closing, the Irrevocable Transfer Agent Instructions, in the form of Exhibit B attached hereto, shall have been delivered to the Purchaser and acknowledged in writing by the Company's transfer agent.

                                  ARTICLE III

                         Representations and Warranties

     Section 3.1 Representations and Warranties of the Company. The Company hereby makes the following representations and warranties to the Purchaser:

     (a) Organization, Good Standing and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Virginia and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted. As of the date hereof, the Company does not have any subsidiaries (as defined in Section 3.1(g)) except as set forth in the Company's most recent Form 10-K, including the accompanying financial statements (as amended, the "Form 10-K"), or in the Company's most recent Form 10-Q (the "Form 10-Q"), or on Schedule 3.1(g) attached hereto. The Company and each such subsidiary is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction in which the failure to be so qualified would not have a Material Adverse Effect.

     (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and perform this Agreement and to issue and sell the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except as contemplated by Section 3.1(e) and except that the Company cannot issue more than 19.9% of the number of shares outstanding on the date hereof to the Purchaser (including, for this purpose, shares issuable upon exercise of the Warrants) (the "Nasdaq Number") without the approval of the holders of a majority of the votes cast by the holders of the Common Stock or a waiver by Nasdaq (the "Nasdaq Approval"), no further consent or authorization of the Company or its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Company.


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This  Agreement  constitutes  a valid  and  binding  obligation  of the  Company enforceable  against the Company in  accordance  with its terms,  except as such
enforceability   may  be   limited   by   applicable   bankruptcy,   insolvency,
reorganization,   moratorium,  liquidation,  conservatorship,   receivership  or
similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

     (c) Capitalization. The authorized capital stock of the Company and the shares thereof issued and outstanding as of April 28, 2000 are set forth on
Schedule 3.1(c) attached hereto. All of the outstanding shares of the Company's Common Stock have been duly and validly authorized, and are fully paid and non-assessable. Except as set forth in this Agreement, the Commission Documents, the Commission Filings or on Schedule 3.1(c) attached hereto, as of April 28, 2000, no shares of Common Stock are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Furthermore, except as set forth in this Agreement, the Commission Documents, the Commission Filings or on Schedule 3.1(c) attached hereto, as of the date hereof, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities and as set forth on Schedule 3.1(c) attached hereto, as of the date hereof, the Company is not a party to any agreement granting registration rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of the Company. The offer and sale of all capital stock, convertible securities, rights, warrants, or options of the Company issued prior to the Closing complied with all applicable federal and state securities laws, and no stockholder has a right of rescission or damages with respect thereto which would have a Material Adverse Effect. The Company has furnished or made available to the Purchaser true and correct copies of the Company's Articles of Incorporation as in effect on the date hereof (the "Articles"), and the Company's Bylaws as in effect on the date hereof (the "Bylaws").

     (d) Issuance of Shares. Assuming the accuracy of the representations and warranties of the Purchaser contained herein, the sale and issuance of the Shares in accordance with the terms and on the basis of the representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act. The Shares have been duly authorized by all necessary corporate action (subject, in the case of the Shares in excess of the Nasdaq Number the Nasdaq Approval) and, when paid for or issued in accordance with the terms hereof, the Shares shall be validly issued and outstanding, fully paid and non-assessable, and the Purchaser shall be entitled to all rights accorded to a holder of Common Stock.

     (e) No Conflicts. Except as set forth on Schedule 3.1(e) attached hereto, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein do not (i) violate any provision of the Company's Articles or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound or by which any of its respective properties or assets are bound, or (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries are bound or affected, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement, or issue and sell the Shares in accordance with the terms hereof (other than any filings which may be required to be made by the Company with the Commission, or Nasdaq subsequent to the Closing, and, any registration statement which may be filed pursuant hereto); provided that, for purpose of the representation made in this sentence, the
Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Purchaser herein.

     (f) Commission Documents, Financial Statements. The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "Commission") pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing including filings incorporated by reference therein being referred to herein as the "Commission Documents"). The Company has not provided to the Purchaser any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed. The Form 10-K for the year ended December 31, 1999, as of its date of filing, complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such document, and, as of its date, such Form 10-K did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).


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
    (g) Subsidiaries. The Commission Documents or Schedule 3.1(g) attached hereto set forth each subsidiary of the Company as of the date hereof, showing the jurisdiction of its incorporation or organization and showing the percentage of each person's ownership of the outstanding stock or other interests of such subsidiary. For the purposes of this Agreement, "subsidiary" shall mean any corporation or other entity of which at least a majority of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its other subsidiaries. Except as set forth in the Commission Documents or the Commission Filings, none of such subsidiaries is a "significant subsidiary" as defined in Regulation S-X.

     (h) No Material Adverse Effect. Since May 1, 2000, the Company has not experienced or suffered any Material Adverse Effect, except continued losses from operations and except as set forth on Schedule 3.1(h) attached hereto.

     (i) No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any subsidiary (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents or Commission Filings, other than those incurred in the ordinary course of the Company's or its subsidiaries' respective businesses since December 31, 1999, and which, individually or in the aggregate, do not or would not have a Material Adverse Effect.

     (j) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its subsidiaries or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, do or would have a Material Adverse Effect.

     (k) Indebtedness. The Commission Documents or the Commission Filings set forth as of December 31, 1999 all outstanding secured and unsecured Indebtedness of the Company or any subsidiary, or for which the Company or any subsidiary has commitments. For the purposes of this Agreement, "Indebtedness" shall mean (a) any liabilities for borrowed money or amounts owed in excess of $100,000 (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company's balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments in excess of $100,000 due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any subsidiary is in default with respect to any Indebtedness.

     (l) Title to Assets. Each of the Company and the subsidiaries has good and marketable title to all of its real and personal property reflected in the Commission Documents, free of any mortgages, pledges, charges, liens, security interests or other encumbrances. All leases of the Company and each of its subsidiaries are valid and subsisting and in full force and effect in all material respects.

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     (m) Actions  Pending.  There is no action,  suit,  claim,  investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto except for any such actions, suits, claims, investigations or proceedings which would not have a Material Adverse Effect. Except as set forth in the Commission Documents or the Commission Filings and except as set forth on
Schedule 3.1(m) hereto, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any subsidiary or any of their respective properties or assets and which is reasonably likely to result in a Material Adverse Effect.

     (n) Compliance with Law. The business of the Company and the subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents, the Commission Filings or on
Schedule 3.1(n) attached hereto or such that would not have a Material Adverse Effect. The Company and each of its subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (o) Certain Fees. Except as set forth on Schedule 3.1(o) attached hereto, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any subsidiary with respect to the transactions contemplated by this Agreement.

     (p) Operation of Business. Except as set forth on Schedule 3.1(p) attached hereto, the Company or one of the subsidiaries owns or possesses all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations as set forth in the Commission Documents or the Commission Filings and all rights with respect to the foregoing, which are necessary for the conduct of its business as now conducted without any conflict with the rights of others, except to the extent set forth in the Commission Documents or that a Material Adverse Effect could not reasonably be expected to result from such conflict.

     (q) Environmental Compliance. The Company and each of its subsidiaries have obtained all material approvals, authorization, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws. "Environmental Laws" shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature. Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, there are no past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its subsidiaries that violate any Environmental Law or that could reasonably be expected to give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation under any Environmental Law.

     (r) Material Agreements. Except as disclosed in the Commission Documents or the Commission Filings, neither the Company nor any subsidiary is a party to any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, a copy of which would be required to be filed with the Commission as an exhibit to a Commission Filing (collectively, "Material Agreements") if the Company or any subsidiary were registering securities under the Securities Act immediately prior to the effectiveness of this Agreement. Except as set forth on Schedule 3.1(r) attached hereto, the Company and each of its subsidiaries has in all material respects performed all the obligations required to be performed by them to date under the foregoing agreements, have received no notice of default and, are not in default in any material respect under any Material Agreement now in effect.

     (s) Transactions with Affiliates. Except as set forth in the Commission Documents or the Commission Filings, there are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions exceeding $100,000 between (a) the Company, any subsidiary or any of their respective customers (excluding agreements related to the purchase or lease of the Company's products) or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its subsidiaries, or any person who would be covered by Item 404(a) of Regulation S-K or any corporation or other entity controlled by such officer, employee, consultant, director or person.

     (t) Securities Act of 1933. The Company has complied in all material respects with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares hereunder. The Company meets the requirements for the use of Form S-3 under the Securities Act. The Company has not distributed and, prior to the completion of the sale of the Shares to the Purchaser, will not distribute any offering material in connection with the offer and sale of the Shares other than the Registration Statement, the Prospectus or other materials, if any, permitted by the Securities Act.

     (u) No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers or sales of any security or solicited any offers to buy any security, other than pursuant to this Agreement, under circumstances that would require registration of the Common Stock under the Securities Act. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has conducted or will conduct any general solicitation (as that term is used in Rule 502(c) of Regulation D) or general advertising with respect to any of the Shares.

     (v) Employees. As of the date hereof, neither the Company nor any subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth in the Commission Documents or the Commission Filings. Each of the Company and its subsidiaries requires its officers, employees and certain consultants to enter into agreements regarding proprietary information, noncompetition, nonsolicitation, confidentiality, or other similar agreements containing restrictive covenants. As of the date hereof, except as disclosed in Schedule 3.1(v), no officer, consultant or key employee of the Company or any subsidiary whose termination, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any subsidiary.

     (w) Use of Proceeds. The proceeds from the sale of the Shares will be used by the Company and its subsidiaries for the purposes set forth in the Prospectus under "Use of Proceeds."

     (x) Public Utility Holding Company Act and Investment Company Act Status. The Company is not a "holding company" or a "public utility company" as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not, and as a result of and immediately upon Closing will not be, an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

     (y) ERISA. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its subsidiaries which is or would have a Material Adverse Effect. The execution and delivery of this Agreement and the issue and sale of the Shares will not involve any transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended, provided that, if any of the Purchaser, or any person or entity that owns a beneficial interest in any of the Purchaser, is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) with respect to which the Company is a "party in interest" (within the meaning of Section 3(14) of ERISA), the requirements of Sections 407(d)(5) and 408(e) of ERISA, if applicable, are met. As used in this Section 3.1(y), the term "Plan" shall mean an "employee pension benefit plan" (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

     (z) Acknowledgment Regarding Purchaser's Purchase of Shares. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of arm's length purchaser with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Purchaser's purchase of the Shares.

     Section 3.2 Representation, Warranties and Covenants of the Purchaser. The Purchaser hereby makes the following representations, warranties and covenants to the Company:

     (a) Organization and Standing of the Purchaser. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of The Bahamas.

     (b) Authorization and Power. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to purchase the Shares in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and no further consent or authorization of the Purchaser, its Board of Directors or stockholders is required. This Agreement has been duly executed and delivered by the Purchaser. This Agreement constitutes a valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, conservatorship, receivership, or similar laws relating to, or affecting generally the enforcement of creditor's rights and remedies or by other equitable principles of general application.

     (c) Acquisition for Investment. The Purchaser is purchasing the Shares and the Warrants solely for its own account for the purpose of investment and not with a view to or for sale in connection with a distribution. The Purchaser has no present intention to sell the Shares or the Warrants, nor a present arrangement (whether or not legally binding) to effect any distribution of the Shares or the Warrants to or through any person or entity; provided, however, that by making the representations herein, the Purchaser does not agree to hold the Common Stock for any minimum or other specific term and reserves the right to dispose of the Common Stock at any time in accordance with federal and state securities laws applicable to such disposition.

     (d) Sophisticated Investor. The Purchaser is a sophisticated investor (as described in Rule 506(b) (2) (ii) of Regulation D) and an accredited investor (as defined in Rule 501 of Regulation D), and the Purchaser has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in Common Stock. The Purchaser acknowledges that an investment in the Common Stock is speculative and involves a high degree of risk.

     (e) General. The Purchaser understands that the Shares are being offered and sold in reliance on a transactional exemption from the registration requirement of federal and state securities laws and the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Shares.

     (f) No Conflicts. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby or relating hereto do not and will not (i) result in a violation of Purchaser's charter documents or bylaws or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Purchaser is a party, (iii) create or impose any lien, charge or encumbrance on any property of the Purchaser under any agreement or any commitment to which the Purchaser is party or by which the Purchaser is on or by which any of its respective properties or assets are bound or (iv) result in a violation of any law, rule or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser or its properties, except for such conflicts, defaults and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with the ability of the Purchaser to enter into and perform its obligations under this Agreement in any material respect. The Purchaser is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or to purchase the Shares in accordance with the terms hereof, provided that for purposes of the representation made in this sentence, the Purchaser is assuming and relying upon the accuracy of the relevant representations and agreements of the Company herein.

     (g) Information. The Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Shares which have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of the Company. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Shares. Purchaser understands that it (and not the Company) shall be responsible for its own tax liabilities that may arise as a result of this investment or the transactions contemplated by this Agreement.

     (h) No Shorting. The Purchaser has the right to sell shares of the Company's Common Stock equal in number to the number of Shares that have been purchased at the time of any such sale pursuant to this Agreement. The Purchaser covenants, however, that prior to and during the term of any Draw Down Pricing Period, neither the Purchaser nor any of its affiliates nor any entity managed by the Purchaser will ever be in a net short position with respect to shares of the Common Stock of the Company in any accounts directly or indirectly managed by the Purchaser or any affiliate of the Purchaser or any entity managed by the Purchaser. The Purchaser shall not sell any Shares on any trading day in excess of 25% of the day's trading volume, as such volume is reported by Bloomberg Financial LP, using the HP function for such trading day. The Purchaser shall not sell any Shares in block lots or block trades.

                                   ARTICLE IV

                                    Covenants

     The Company covenants with the Purchaser as follows, which covenants are for the benefit of the Purchaser and its permitted assignees (as defined herein).

     Section 4.1 Securities. The Company shall notify the Commission and Nasdaq, if applicable, in accordance with their rules and regulations, of the transactions contemplated by this Agreement, and shall take all other necessary actions and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Shares to the Purchaser.

     Section 4.2 Registration and Listing. The Company will take all action necessary to cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, will comply in all material respects with its reporting and filing obligations under the Exchange Act, and will not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act, except as permitted herein. The Company will use its commercially reasonable efforts to take all action necessary to continue the listing or trading of its Common Stock and the listing of the Shares purchased by Purchaser hereunder on the Nasdaq National Market or any relevant market or system on which the Common Stock hereafter becomes traded or listed (which may include the American Stock Exchange and Nasdaq Small Cap Market, or in the case of the OTC Bulletin Board, if mutually agreed upon by the Company and the Purchaser (collectively, an "Other Exchange")), if applicable, and will comply in all material respects with the Company's reporting, filing and other obligations under the bylaws or rules of the NASD or any relevant market or system.

     Section 4.3 Registration Statement.

     (a) On or before June 16, 2000 (the "Filing Date"), the Company shall cause to be filed with the Commission a Registration Statement on Form S-3 (or any other comparable form) to register for resale the Shares (pursuant to a Draw Down or the exercise of any Warrant) to be purchased by the Purchaser pursuant to this Agreement. The Company shall use its reasonable best efforts to take all steps necessary to cause the Registration Statement to be declared effective by September 10, 2000, but in no event later than 120 days after the Filing Date. If the Registration Statement is not declared effective within 120 days of the Filing Date, the Company shall file a separate registration statement to register the shares of Common Stock underlying the Closing Warrants within 30 days thereof. If a registration statement has not been filed within 30 days, the Company shall issue an additional warrant to purchase 30,000 shares of Common Stock for every 30 day period thereafter until the registration statement has been filed or, if earlier, until the Purchaser shall have terminated this Agreement. The Company shall use its reasonable best efforts to cause such registration statement to become effective within 90 days of filing. If such registration statement has not been declared effective within 90 days, the Company shall issue an additional warrant to purchase 30,000 shares of Common Stock for every 30 day period thereafter until the registration statement has been declared effective or, if earlier, until the Purchaser shall have terminated this Agreement.

     (b) Before the Purchaser shall be obligated to accept any Draw Down request from the Company, the Company shall have caused a sufficient number of shares of Common Stock to be registered to cover the Shares to be issued in connection with such Draw Down request (including any Warrants to be issued in connection therewith).

     Section 4.4 Compliance with Laws.

     (a) The Company shall comply, and cause each subsidiary to comply, with all applicable laws, rules, regulations and orders, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

     (b) Unless the Company obtains the requisite approval of its shareholders or waiver of such approval in accordance with the applicable rules of Nasdaq, the Company will not be obligated to issue and the Purchaser will not be obligated to purchase any shares of the Company's Common Stock which would result in the issuance under this Agreement of Shares representing more than nineteen and nine-tenths percent (19.9%) of the issued and outstanding shares of the Company's Common Stock on the date hereof.

     Section 4.5 Keeping of Records and Books of Account. The Company shall keep and cause each subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company and its subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

     Section 4.6 Reporting Requirements. Upon written request, the Company shall furnish the following to the Purchaser so long as such Purchaser shall be obligated hereunder to purchase Shares:

     (a) Quarterly Reports filed with the Commission on Form 10-Q as soon as available, and in any event within 45 days after the end of each of the first three fiscal quarters of the Company; and

     (b) Annual Reports filed with the Commission on Form 10-K as soon as available, and in any event within 90 days after the end of each fiscal year of the Company.

     Section 4.7 Other Agreements. The Company shall not enter into any other financing agreement during a Draw Down Pricing Period (an "Other Financing"), without the prior written consent of the Purchaser, except that the Company may
(i) enter into a loan, credit or lease facility with a bank or financing institution or issue any other debt securities so long as no equity securities are required to be issued in connection therewith, (ii) establish an employee stock option plan or agreement or finance the acquisition of equipment, technologies or lines of business and (iii) issue shares of Common Stock and/or preferred stock of the Company in connection with the Company's current option plans, stock purchase plans, rights plans, currently outstanding warrants or options, acquisition of products, licenses or other assets and strategic partnerships or joint ventures (the primary purpose of which is not to raise equity) and the issuance of shares of Common Stock (including upon exercise of preemptive rights), preferred stock and warrants pursuant to the Preferred Stock and Warrant Purchase Agreement with certain existing shareholders and other entities and up to an additional $20,000,000 in a future equity financing (each a "Permitted Transaction"). The Purchaser shall be required to notify the Company as to whether it will consent within five (5) calendar days of written notice from the Company with respect to such Other Financing (a "Financing Notice"). If the Purchaser consents to the Company entering into an Other Financing (other than a Permitted Transaction), the Purchaser shall have the option (the "Purchase Option"), which option shall be exercised within five (5) calendar days of the date the Purchaser gives such consent, to (i) purchase up to the same number of shares of Common Stock issued or to be issued in the Other Financing at the price and on such terms as the Company would issue Shares to the Purchaser during such Draw Down Pricing Period, (ii) purchase up to the same number of shares of Common Stock issued or to be issued in the Other Financing at the price and or such terms of the Other Financing or (iii) elect not to purchase any Shares during such Draw Down Pricing Period. If the Purchaser does not exercise its Purchase Option in writing before 5 p.m., eastern time, on such fifth (5th) calendar day following the Purchaser's consent to the applicable Other Financing, the Company shall have the right to close such Other Financing on the scheduled closing date with a third party; provided that all of the financial terms and conditions of such closing are the same as those provided to the Purchaser prior to the Purchaser giving its consent to such Other Financing.

     Section 4.8 Non-public Information. Except as otherwise required pursuant to the terms of this Agreement, neither the Company nor any of its directors, officers or agents shall disclose any material non-public information about the Company to the Purchaser.

     Section 4.9 No Stop Orders. The Company will advise the Purchaser promptly and, if requested by the Purchaser, will confirm such advice in writing: (i) of its receipt of notice of any request by the Commission for amendment of or a supplement to the Registration Statement, any Prospectus or for additional information; (ii) of its receipt of notice of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the suspension of qualification of the Shares for offering or sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iii) of its becoming aware of the happening of any event, which makes any statement of a material fact made in the Registration Statement or the Prospectus (as then amended or supplemented) untrue or which requires the making of any additions to or changes in the Registration Statement or the Prospectus (as then amended or supplemented) in order to state a material fact required by the Securities Act to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, or of the necessity to amend or supplement the Prospectus (as then amended or supplemented) to comply with the Securities Act or any other law. If at any time the Commission shall issue any stop order suspending the effectiveness of the Registration Statement, the Company will make commercially reasonable efforts to obtain the withdrawal of such order at the earliest possible time. Purchaser agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in this Section 4.9, Purchaser will immediately cease disposition of the Shares pursuant to the Registration Statement and the Prospectus until receipt of copies of a supplemented or amended Prospectus and, at the Company's request, deliver to the Company copies of the Prospectus held by Purchaser at the time of receipt of such notice.

     Section 4.10 Amendments to the Registration Statement. The Company will not
(i) other than a periodic filing under the Exchange Act, file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus of which the Purchaser shall not previously have been advised or to which the Purchaser shall reasonably object after being so advised or (ii) so long as, in the reasonable opinion of counsel for the Purchaser, a Prospectus is required to be delivered in connection with sales by any Purchaser or dealer, file any information, documents or reports pursuant to the Exchange Act without delivering a copy of such information, documents or reports to the Purchaser promptly following such filing.

     Section 4.11 Prospectus Delivery. Prior to any Settlement Date, the Company will deliver to the Purchaser, without charge, in such quantities as reasonably requested by the Purchaser, copies of the Prospectus. As soon after the Closing as possible and thereafter from time to time for such period as in the reasonable opinion of counsel for the Purchaser a prospectus is required by the Securities Act to be delivered in connection with sales by the Purchaser, the Company will expeditiously deliver to the Purchaser, without charge, as many copies of the Prospectus (and of any amendment or supplement thereto) as the Purchaser may reasonably request. The Company consents to the use of the Prospectus (and of any amendment or supplement thereto) in accordance with the provisions of the Securities Act and with the securities or Blue Sky laws of the jurisdictions in which the Shares may be sold by the Purchaser, in connection with the offering and sale of the Shares and for such period of time thereafter as the Prospectus is required by the Securities Act to be delivered in connection with sales of the Shares. If during such period of time any event shall occur that in the judgment of the Company is required to be set forth in the Prospectus (as then amended or supplemented) or should be set forth therein in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with the Securities Act or any other law, the Company will forthwith prepare and, subject to the provisions of Section 4.10 above, file with the Commission an appropriate supplement or amendment thereto, and will expeditiously furnish to the Purchaser a reasonable number of copies thereof.

     Section 4.12 Legends. The certificates evidencing the Shares and the shares of Common Stock issuable upon exercise of the Warrants shall be free of legends, except as provided for in Article VII.

     Section 4.13 Confirmation of Ownership. At the Company's request on any Settlement Date or any date upon which the Purchaser will be purchasing Shares upon exercise of any Warrants, upon the Company informing the Purchaser of the number of outstanding shares of Common Stock on such date, the Purchaser shall confirm whether or not it would own, giving effect to the proposed issuance of Shares on such date, more than 10% of such number of outstanding shares of Common Stock.

                                   ARTICLE V

             Conditions to Closing, Draw Downs and Warrant Exercise

     Section 5.1 Conditions Precedent to the Obligation of the Purchaser to Accept a Draw Down or Purchase Shares upon Exercise of the Warrants and Purchase the Shares. The obligation hereunder of the Purchaser to accept a Draw Down Notice, to purchase Shares upon exercise of the Warrants and to acquire and pay for the Shares is subject to the satisfaction or waiver, at or before the date of each Draw Down Notice (the "Draw Down Exercise Date") or the date of the purchase of the Shares upon exercise of any Warrant, of each of the conditions set forth below. The conditions are for the Purchaser's sole benefit and may be waived by the Purchaser at any time in its sole discretion.

     (a) Accuracy of the Company's Representations and Warranties. Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Draw Down Exercise Date as though made at that time except for representations and warranties that speak as of a particular date; provided that this condition shall be deemed satisfied unless all such failures to be true and correct would have a Material Adverse Effect.

     (b) Effective Registration Statement. The Registration Statement registering the Shares to be received in connection with each such Draw Down (including upon exercise of the Warrants issued in connection therewith) shall have been declared effective by the Commission and such Registration Statement shall remain effective on each Settlement Date, and the Company shall have delivered to the Purchaser an appropriate Prospectus on each Settlement Date.

     (c) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company.

     (d) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or promulgated by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

     (e) No Proceedings or Litigation. No action, suit or proceeding by any arbitrator or any governmental authority shall have been commenced against the
Company or any subsidiary, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

     (f) Material Adverse Effect. No Material Adverse Effect shall have occurred.

     (g) Ten Percent Limitation. On each Settlement Date, the number of Shares then to be purchased by the Purchaser shall not exceed the number of such shares that, when aggregated with all other shares of Common Stock then owned by the Purchaser, would result in the Purchaser owning no more than 9.9% of all of such

Common Stock as would be outstanding on such Settlement Date, as determined in accordance with Section 16 of the Exchange Act and the regulations promulgated thereunder; provided that, if the Purchaser shall decline to purchase Shares on any Settlement Date or date of purchase of any Shares upon exercise of any Warrants, the Purchaser shall provide a certificate to the Company, executed by an authorized officer, certifying the number of shares of Common Stock owned by the Purchaser on such date. For purposes of this Section 5.3(g), in the event that the amount of Common Stock outstanding as determined in accordance with
Section 16 of the Exchange Act and the regulations promulgated thereunder is greater on a Settlement Date than on the date upon which the Draw Down Notice associated with such Settlement Date is given, the amount of Common Stock outstanding on such Settlement Date shall govern for purposes of determining whether the Purchaser, when aggregating all purchases of Common Stock made pursuant to this Agreement would own more than 9.9% of the Common Stock following such Settlement Date.

     (h) Shareholder Vote. The issuance of shares of Common Stock with respect to the applicable Settlement Date, if any, shall not violate the shareholder approval requirements of Nasdaq.

     (i) Additional Funding. On or before issuing its initial Draw Down Notice, the Company shall have received proceeds of $30,000,000 in a private placement of 5% Cumulative Convertible Series D Preferred Stock or on a subsequent series of preferred stock with substantially similar terms.

     (j) Other. On each Settlement Date, the Purchaser shall have received a certificate in substantially the form and substance of Exhibit C hereto, executed by an executive officer of the Company and to the effect that all the conditions to such Settlement Date shall have been satisfied as at the date of each such certificate.

     Section 5.2 Conditions Precedent to the Obligation of the Company to issue Shares Pursuant to a Draw Down or Exercise of Warrants. The obligation hereunder of the Company to issue the Shares pursuant to a Draw Down or upon exercise of any Warrant is subject to the satisfaction or waiver, at or before each Settlement Date, of each of the conditions set forth below. These conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion.

     (a) Accuracy of the Purchaser's Representations and Warranties. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made, except for representations and warranties that are expressly made as of a particular date.

     (b) Performance by the Purchaser. The Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser.

     (c) No Injunction. No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered or promulgated by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

     (d) No Proceedings or Litigation. No action, suit or proceeding by any arbitrator or any governmental authority shall have been commenced against the
Company or any subsidiary, seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

     (e) Shareholder Vote. The issuance of shares of Common Stock with respect to the applicable Settlement Date, if any, shall not violate the shareholder approval requirements of Nasdaq.

                                   ARTICLE VI

                            Draw Down Terms; Warrants

     Section 6.1 Draw Down Terms. Subject to the satisfaction of the conditions set forth in this Agreement, the parties agree as follows:

     (a) The Company may, in its sole discretion, issue a Draw Down Notice with respect to a draw down (a "Draw Down") of up to $1,000,000 if the Threshold Price is equal to or exceeds $0.35, and an additional $1,000,000 for every $1.00 increase of the Threshold Price above $1.00 up to and including $16.00 for a maximum Draw Down of up to $16,000,000; provided, that the Company may, in its sole discretion, issue a Draw Down Notice with respect to any Draw Down Amount at any Threshold Price pursuant to such terms mutually agreed upon by the Purchaser and the Company during any Draw Down Pricing Period, which Draw Down the Purchaser will be obligated to accept. Prior to issuing any Draw Down Notice, the Company shall have Shares representing at least the Draw Down Amount registered under the Registration Statement.

     (b) The number of Shares to be issued in connection with each Draw Down shall be equal to the sum of the quotients (for each trading day of the Draw Down Pricing Period for which the VWAP equals or exceeds the Threshold Price) of
(x) 1/20th (or such other fraction based upon the agreed upon Draw Down Pricing Period) of the Draw Down Amount divided by (y) the applicable Draw Down Discount Percentage multiplied by the VWAP for such day.

     (c) Only one Draw Down shall be allowed in each Draw Down Pricing Period. Each Draw Down Pricing Period shall consist of four (4) periods of five (5) consecutive trading days (each, a "Settlement Period").

     (d) The number of Shares purchased by the Purchaser with respect to each Draw Down shall be determined on a daily basis during each Draw Down Pricing Period and settled on the second business day following the end of each Settlement Period (the "Settlement Date").

     (e) There shall be a minimum of five (5) trading days (or such other number of trading days mutually agreed upon by the Purchaser and the Company) between the last day of a Draw Down Pricing Period and the first day of a subsequent Draw Down Pricing Period.

     (f) There shall be a maximum of twelve (12) Draw Downs during the term of this Agreement.

     (g) Each Draw Down will expire on the last trading day of each Draw Down Pricing Period.

     (h) For each trading day during the Draw Down Pricing Period that the VWAP is at or above the Threshold Price, 1/20th (or such other fraction based upon the agreed upon Draw Down Pricing Period) of the Draw Down Amount shall be allocated to purchase Shares at a price equal to the product of (x) the Draw Down Discount Percentage multiplied by (y) the VWAP for such day. At no time shall the Threshold Price be set below $0.35, provided, however, that at no time shall the Company set the Threshold Price below $1.00 if the Company has received proceeds of $42,000,000, consisting of $30,000,000 in a private placement of 5% Cumulative Convertible Series D Preferred Stock or on a subsequent series of preferred stock with substantially similar terms and $12,000,000 under this Agreement, unless agreed upon by the Company and the Purchaser. If trading in the Company's Common Stock is suspended for any reason for more than three (3) hours in any trading day, the price of the Common Stock shall be deemed to be below the Threshold Price for that trading day.

     (i) The Company must inform the Purchaser via facsimile transmission as to the Draw Down Amount the Company wishes to exercise before commencement of trading on the first trading day of the Draw Down Pricing Period (the "Draw Down Notice"), substantially in the form attached hereto as Exhibit D. In addition to the Draw Down Amount, the Company shall set the Threshold Price and shall designate the first trading day of the Draw Down Pricing Period with each Draw Down Notice.

     (j) On each Settlement Date, the Company shall deliver the Shares purchased by the Purchaser to the Purchaser or its designees via DWAC during the Draw Down Pricing Period, and upon receipt of the Shares, the Purchaser shall cause payment therefor to be made to the Company's designated account by wire transfer of immediately available funds provided that the Shares are received by the Purchaser no later than 1:00 p.m., eastern time, or next day available funds if the Shares are received thereafter.

     (k) Intentionally Omitted.

     (l) If on the Settlement Date, the Company fails to deliver the Shares to be purchased by the Purchaser (unless the conditions to the Company's obligations to deliver the Shares have not been satisfied in which case, the following provisions shall not apply) and/or issued upon exercise of the Warrants, and such failure continues for ten (10) trading days, the Company shall pay, in cash or restricted shares of Common Stock, at the option of the Purchaser, as liquidated damages and not as a penalty to the Purchaser an amount equal to two percent (2%) of the Draw Down Amount for such Draw Down Pricing Period for the initial thirty (30) days and each additional thirty (30) day period thereafter until such failure has been cured, which shall be pro rated for such periods less than thirty (30) days (the "Periodic Amount"). Cash payments to be made pursuant to this clause (l) shall be due and payable immediately upon demand in immediately available cash funds. Certificates evidencing the restricted shares of Common Stock shall be delivered immediately upon demand. The parties agree that the Periodic Amount represents a reasonable estimate on the part of the parties, as of the date of this Agreement, of the amount of damages that may be incurred by the Purchaser if the Company fails to deliver the Shares on the Settlement Date. If the Purchaser elects to receive shares of Common Stock instead of cash, the Purchaser shall have the right to demand registration once within twelve (12) months of the date of issuance of such shares of Common Stock and piggyback registration rights if the Company files a separate registration statement.

     Section 6.2 Draw Down Warrants.

     (a) If the Threshold Price is set between $1.00 and $10.00 for any Draw Down Pricing Period, the Company shall issue to the Purchaser on the next applicable Settlement Date for any such period, a warrant (a "Draw Down Warrant") to purchase 30% of that number of Shares purchased by the Purchaser during such Draw Down Pricing Period. Each such Draw Down Warrant shall have a three-year exercise period and an exercise price equal to 120% of the average purchase price per share paid by the Purchaser during such Draw Down Pricing Period (based on the aggregate amount paid by the Purchaser on such Settlement Date and the number of Shares purchased).

     (b) If the Threshold Price is set below $1.00 for any Draw Down Pricing Period, the Company shall issue a Draw Down Warrant to the Purchaser on the next applicable Settlement Date for the purchase of 100% of that number of Shares purchased by the Purchaser during such Draw Down Pricing Period. Each such Draw Down Warrant shall have a three-year exercise period and an exercise price equal to 100% of the average purchase price per share paid by the Purchaser during such Draw Down Pricing Period (based on the aggregate amount paid by the Purchaser on such Settlement Date and the number of Shares purchased).

     (c) No Draw Down Warrants shall be issued by the Company if the Threshold Price is set above $10.00. No Draw Down Warrant shall be issued by the Company to the Purchaser until such time as the Company is required to issue a Draw Down Warrant to purchase more than 250,000 shares of Common Stock in the aggregate.

     (d) If the VWAP has been greater than $4.00 for ten (10) consecutive trading days during the Investment Period, the Company, at its option, shall have one (1) right to call ("Call Notice") 40% of the outstanding Draw Down Warrants that have an exercise price equal to or less than $1.00, which Draw Down Warrants shall expire within five (5) trading days after the Company delivered the Call Notice to the Purchaser.

     Section 6.3 Warrant A and Warrant B.

     (a) Promptly after the Registration Statement has been declared effective by the Commission and prior to the Company's initial Draw Down request, the Company shall issue to the Purchaser on a quarterly basis (for up to four quarters) one Warrant A to purchase 750,000 shares of Common Stock; provided, however, that if the Purchaser purchases the full amount of shares issuable pursuant to the exercise of a Warrant A prior to the end of the quarter in which such Warrant A was issued, the Company shall immediately issue to the Purchaser another Warrant A to purchase 750,000 shares of Common Stock; provided, further, that in no event shall the Company issue to the Purchaser more than four Warrant As. The Warrant A shall have an exercise price equal to the greater of (x) $2.00 and (y) 93% of the VWAP on the date of exercise. If the Threshold Price is equal to or greater than $2.00 and the VWAP is equal to or greater than such Threshold Price, the Company shall have the right to require the Purchaser to exercise the Warrant A to purchase up to 6,000 shares of Common Stock on such trading day.

     (b) Promptly after the Registration Statement has been declared effective by the Commission and prior to the Company's initial Draw Down request, the Company shall issue to the Purchaser on a quarterly basis (for up to four quarters) one Warrant B to purchase 750,000 Shares of Common Stock; provided, however, that if the Purchaser purchases the full amount of shares issuable pursuant to the exercise of a Warrant B prior to the end of the quarter in which such Warrant B was issued, the Company shall immediately issue to the Purchaser another Warrant B to purchase 750,000 shares of Common Stock; provided, further, that in no event shall the Company issue to the Purchaser more than four Warrant Bs. The Warrant B shall have an exercise price equal to the greater of (x) $1.00 and (y) 93% of the VWAP on the date of exercise. If the Threshold Price is set above $1.00 but below $2.00 on any trading day and the VWAP is equal to or greater than the Threshold Price, the Company shall have the right to require the Purchaser to exercise the Warrant B to purchase up to 24,000 shares of Common Stock on such trading day.

     (c) If the Purchaser exercises any of the Warrants, the Company shall issue the Shares issuable upon such exercise and the Purchaser shall pay the exercise price for such Shares on the earlier of (i) the first and fourth Monday of each month (if such Monday is a trading day, and if not a trading day, on the next trading day) and (ii) the second trading day after the aggregate number of such Shares to be issued equals or exceeds 60,000 shares of Common Stock.

     (d) Each of Warrant A and Warrant B shall expire on the earliest of (i) ninety (90) days from the date of issuance, (ii) termination of this Agreement and (iii) the date the Company shall have received $6,000,000 in aggregate from the exercise of each Warrant A and/or Warrant B.

                                  ARTICLE VII

                                     Legends

     Section 7.1 Legend. Each certificate representing the Shares and the shares of Common Stock issuable upon exercise of the Warrants shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or "blue sky"
laws):

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THAT ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR VALUE AMERICA, INC. (THE

        "COMPANY")  SHALL HAVE  RECEIVED AN OPINION OF ITS COUNSEL THAT
         REGISTRATION OF SUCH SECURITIES UNDER THAT ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.


     The Company agrees to reissue certificates representing the Shares without the legend set forth above if at such time, prior to making any transfer of any Shares, such holder thereof shall give written notice (which notice may be given by facsimile) to the Company describing the manner and terms of such transfer and removal as the Company may reasonably request and the Company further agrees to deliver any such reissued certificates within three (3) days of receipt of written notice from such holder. Such proposed transfer will not be effected until the Company has notified such holder that either (i) in the opinion of Company counsel, the registration of such Shares under the Securities Act is not required in connection with such proposed transfer; or (ii) a registration statement under the Securities Act covering such proposed disposition has been filed by the Company with the Commission and has become effective under the Securities Act. The restrictions on transfer contained in Section 7.1 shall be in addition to, and not by way of limitation of, any other restrictions on transfer contained in any other section of this Agreement. The Company will use its reasonable best efforts to deliver reissued certificates within three (3) days of receipt of written notice from such holder. If the Company fails to deliver reissued certificates representing the Shares pursuant to this Section
7.1 within ten (10) business days of receipt of written notice from such holder, the Company shall issue, as liquidated damages, and not as a penalty, to the Purchaser a number of shares of Common Stock equal to the quotient of (a) two percent (2%) of the product of (i) the VWAP on the date the reissued certificates representing the applicable Shares should have been delivered to the Purchaser and (ii) the number of Shares the Company should have delivered to the Purchaser on reissued certificates pursuant to this Section 7.1 divided by
(b) the VWAP on the trading day immediately prior to such 10th business day, for the initial thirty (30) day period immediately following any such failure and each additional thirty (30) day period thereafter until such failure has been cured, while any periods of less than thirty (30) days shall be pro rated.

     Section 7.2 No Other Legend or Stock Transfer Restrictions. No legend other than the one specified in Section 7.1 has been or shall be placed on the share certificates representing the Shares and the shares of Common Stock issuable upon exercise of the Warrants and no instructions or "stop transfer orders," so called, "stock transfer restrictions," or other restrictions have been or shall be given to the Company's transfer agent with respect thereto other than as expressly set forth in this Article VII and as may be required under Delaware law for corporations with more than one (1) class of stock outstanding.

     Section 7.3 Purchaser's Compliance. Nothing in this Article VII shall affect in any way the Purchaser's obligations under any agreement to comply with all applicable securities laws upon resale of the Shares and the shares of Common Stock issuable upon exercise of the Warrants.

                                  ARTICLE VIII

                                  Termination

     Section 8.1 Termination by Mutual Consent. The term of this Agreement shall be fifteen and one-half (15.5) months from the date the Registration Statement was declared effective by the Commission (the "Investment Period"). This Agreement may be terminated at any time by mutual consent of the parties.

     Section 8.2 Other Termination. The Purchaser may terminate this Agreement upon one (1) day's notice (v) if the Company issues convertible debentures or enters an equity financing facility without the Purchaser's prior written consent, or (w) if an event resulting in a Material Adverse Effect has occurred, or (x) the Registration Statement is not declared effective within 180 days following the Filing Date, or (y) (A) Common Stock shall cease to be registered under Section 12(b) or 12(g) of the Exchange Act or (B) to be listed or traded on the Nasdaq National Market or an Other Exchange or (z) the Company shall not be permitted to issue additional Shares without receiving the Nasdaq Approval and such approval shall not have been received within sixty (60) days of the date that the Company ceases to be permitted to so issue additional Shares.

     Section 8.3 Effect of Termination. In the event of termination by the Company or the Purchaser, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If this Agreement is terminated as provided in Section 8.1 or 8.2 herein, this Agreement shall become void and of no further force and effect, except as provided in Section 10.9. Nothing in this Section 8.3 shall be deemed to release the Company or the Purchaser from any liability for any breach under this Agreement, or to impair the rights of the Company and the Purchaser to compel specific performance by the other party of its obligations under this Agreement.

                                   ARTICLE IX

                                Indemnification

     Section 9.1 General Indemnity.

     (a) Indemnification by the Company. The Company will indemnify and hold harmless the Purchaser and each person, if any, who controls the Purchaser within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any losses, claims, damages, liabilities and expenses (including reasonable costs of defense and investigation and all reasonable attorney's fees) to which the Purchaser and each person, if any, who controls the Purchaser may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained, or incorporated by reference, in the Registration Statement or the Prospectus relating to the shares being sold by the Purchaser, or any amendment or supplement to it, or (ii) the omission or alleged omission to state in that

Registration Statement or any document incorporated by reference in the Registration Statement, a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be liable under this Section 9.1(a) to the extent that a court of competent jurisdiction shall have determined by a final judgment that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act, undertaken or omitted to be taken by the Purchaser or such person through its bad faith or willful misconduct; provided, however, that the foregoing indemnity shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent (x) arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Company by the Purchaser expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) or (y) Purchaser is obligated to deliver a Prospectus and such losses, claims, damages, liabilities or expenses resulted from the fact that the Purchaser sold Shares to a person to whom there was not sent or given a Prospectus at or prior to the written confirmation of such sale and the Company shall have previously and timely furnished sufficient copies of the Prospectus, as so amended or supplemented, to Purchaser and such Prospectus, as so amended or supplemented, would have corrected such untrue statement or omission of a material fact.

     The Company will reimburse the Purchaser and each such controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Purchaser or the controlling person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding, except that the Company will not be liable to the extent a claim or action which results in a loss, claim, damage, liability or expense arises out of, or is based upon, an untrue statement, alleged untrue statement, omission or alleged omission, included in the Registration Statement or any Prospectus in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement or Prospectus.

     (b) Indemnification by the Purchaser. The Purchaser will indemnify and hold harmless the Company, each of its directors and officers, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20(a) of the Exchange Act from and against any expenses (including reasonable costs of defense and investigation and all reasonable attorneys fees) to which the Company and any director or officer of the Company and each person, if any, who controls the Company may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities and expenses (or actions in respect thereof) arise out of or are based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in any Prospectus or (ii) the omission or alleged omission to state in the Registration Statement or any Prospectus a material fact required to be stated therein or necessary to make the statements therein not misleading, to the extent, but only to the extent, the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon, and in conformity with, written information furnished by the Purchaser to the Company for inclusion in the Registration Statement or Prospectus, and the Purchaser will reimburse the Company and each such director, officer or controlling person promptly upon demand for any legal or other costs or expenses reasonably incurred by the Company or the other person in investigating, defending against, or preparing to defend against any such claim, action, suit or proceeding.

     Section 9.2 Indemnification Procedures. Promptly after a person receives notice of a claim or the commencement of an action for which the person intends to seek indemnification under paragraph (a) or (b) of Section 9.1, the person will notify the indemnifying party in writing of the claim or commencement of the action, suit or proceeding, but failure to notify the indemnifying party will not relieve the indemnifying party from liability under paragraph (a) or
(b) of Section 9.1, except to the extent it has been materially prejudiced by the failure to give notice. The indemnifying party will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and if the indemnifying party acknowledges in writing the obligation to indemnify the party against whom the claim or action is brought, the indemnifying party may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel reasonably satisfactory to it. After an indemnifying party notifies an indemnified party that the indemnifying party wishes to assume the defense of a claim, action, suit or proceeding the indemnifying party will not be liable for any legal or other expenses incurred by the indemnified party in connection with the defense against the claim, action, suit or proceeding except that if, in the opinion of counsel to the indemnifying party, one or more of the indemnified parties should be separately represented in connection with a claim, action, suit or proceeding the indemnifying party will pay the reasonable fees and expenses of one separate counsel for the indemnified parties. Each indemnified party, as a condition to receiving indemnification as provided in Paragraph (a) or (b) or Section 9.1, will cooperate in all reasonable respects with the indemnifying party in the defense of any action or claim as to which indemnification is sought. No indemnifying party will be liable for any settlement of any action effected without its prior written consent, which consent shall not be unreasonably withheld. No indemnifying party will without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld, effect any settlement of a pending or threatened action with respect to which an indemnified party is, or is informed that it may be, made a party and for which it would be entitled to indemnification, unless the settlement includes an unconditional release of the indemnified party from all liability and claims which are the subject matter of the pending or threatened action.

     If for any reason the indemnification provided for in this Agreement is not available to, or is not sufficient to hold harmless, an indemnified party in respect of any loss or liability referred to in paragraph (a) or (b) of Section 9.1, each indemnifying party will, in lieu of indemnifying the indemnified party, contribute to the amount paid or payable by the indemnified party as a result of the loss or liability, (i) in the proportion which is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and by the indemnified party on the other from the sale of stock which is the subject of the claim, action, suit or proceeding which resulted in the loss or liability or (ii) if that allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits of the sale of stock, but also the relative fault of the indemnifying party and the indemnified party with respect to the statements or omissions which are the subject of the claim, action, suit or proceeding that resulted in the loss or liability, as well as any other relevant equitable considerations.

                                   ARTICLE X

                                  Miscellaneous

     Section  10.1 Fees and  Expenses.  Except as set forth in  Article  IX, the
Company shall pay (i) all reasonable fees and expenses related to the transactions contemplated by this Agreement; provided, that the Company shall pay, at the Closing, all reasonable attorneys fees and expenses (exclusive of disbursements and out-of-pocket expenses and reasonably itemized) incurred by the Purchaser up to $50,000 in connection with the preparation, negotiation, execution and delivery of this Agreement, and (ii) all reasonable fees and expenses incurred by the Purchaser in connection with any amendments, modifications or waivers of this Agreement or incurred in connection with the enforcement of this Agreement, including, without limitation, all reasonable attorneys fees and expenses.

     Section 10.2 Specific Enforcement, Consent to Jurisdiction.

     (a) The Company and the Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

     (b) Each of the Company and the Purchaser (i) hereby irrevocably submits to the jurisdiction of the United States District Court and other courts of the United States sitting in the State of New York for the purposes of any suit, action or proceeding arising out of or relating to this Agreement and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Purchaser consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this
Section 10.2 shall affect or limit any right to serve process in any other manner permitted by law.

     Section 10.3 Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to the matters covered hereby and, except as specifically set forth herein, neither the Company nor the Purchaser makes any representations, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by a written instrument signed by the party against whom enforcement of any such amendment or waiver is sought.

     Section 10.4 Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery, by telex (with correct answer back received), telecopy or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Company:           Value America, Inc.
                             337 Rio Road
                             Charlottesville, VA  22902
                             Tel. No.: (804) 817-7700
                             Fax No.:  (804) 817-7884
                             Attention:  Glenda M. Dorchak

With copies to:              Simpson Thacher & Bartlett
                             425 Lexington Avenue
                             New York, NY  10017
                             Tel. No.: (212) 455-2000
                             Fax No.: (212) 455-2502
                             Attention:  Marni J. Lerner

If to the Purchaser:         Acqua Wellington North American Equities Fund, Ltd.
                             c/o Mees Pierson Fund Services (Bahamas) Ltd.
                             Montague Sterling Centre
                             East Bay Street, P. O. Box SS-6238
                             Nassau, Bahamas
                             Tel. No.: (242) 394-2700
                             Fax No.: (242) 394-9667
                             Attention:  Anthony L.M. Inder Rieden

With copies to:              Parker Chapin LLP
                             The Chrysler Building
                             405 Lexington Avenue
                             New York, New York 10174
                             Tel. No.: (212) 704-6000
                             Fax No.: (212) 704-6288
                             Attention:  Christopher S. Auguste

     Any party hereto may from time to time change its address for notices by giving at least ten (10) days prior written notice of such changed address to the other party hereto.

     Section 10.5 Waivers. No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provisions, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     Section 10.6 Headings. The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

     Section 10.7 Successors and Assigns. The Purchaser may not assign this Agreement to any person without the prior written consent of the Company, which consent will not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.

     Section 10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the choice of law provisions.

     Section 10.9 Survival. The representations and warranties of the Company and the Purchaser contained in Article III and the covenants contained in
Article IV shall survive the execution and delivery hereof and the Closing until the termination of this Agreement, and the agreements and covenants set forth in
Article IX of this Agreement shall survive the execution and delivery hereof and the Closing hereunder in accordance with their terms. Sections 4.3 and 10.14 shall survive the termination of this Agreement.

     Section 10.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event any signature is delivered by facsimile transmission, the party using such means of delivery shall cause four additional executed signature pages to be physically delivered to the other parties within five (5) days of the execution and delivery hereof.

     Section 10.11 Publicity. Except as required by law or any requirement of Nasdaq or any other exchange on which the Common Stock may be listed, the Company shall not issue any press release or otherwise make any public statement or announcement with respect to this Agreement or the transactions contemplated hereby or the existence of this Agreement, without the prior consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.

     Section 10.12 Severability. The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement, and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible. In addition, if in connection with any review of any Registration Statement hereunder, the Commission determines that any one or more of the provisions or part of the provisions contained in this Agreement, including without limitation any provision or part of any provision relating to the mutual consent of the Company and the Purchaser but excluding the Maximum Commitment, the Threshold Price, the Draw Down Amount, the Draw Down Discount Percentage, the VWAP, the numbers or terms of the Warrants to be issued under this Agreement or Section 5.1(f) or clause (w) of Section 8.2, shall prevent the sale of the Shares to the Purchaser from being deemed a completed private placement prior to the filing of such Registration Statement, the Company and the Purchaser shall agree on a revision to this Agreement to cause, in the view of the Commission, such transaction to qualify as such.

     Section 10.13 Further Assurances. From and after the date of this Agreement, upon the request of the Purchaser or the Company, each of the Company and the Purchaser shall execute and deliver such instrument, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement.

     Section 10.14 Confidentiality. Purchaser agrees to maintain the confidentiality of all information about the Company received from any officer, employee or agent of the Company, until such time as that confidential information is released to the public generally other than as a result of any disclosure by Purchaser.

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                                       30

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer as of the date first above written.


                                             VALUE AMERICA, INC.



                                             By: /s/ Glenda M. Dorchak
                                                 Name: Glenda M. Dorcak
                                                 Title: Chief Executive Officer


                                             ACQUA WELLINGTON NORTH
                                             AMERICAN EQUITIES FUND, LTD.



                                             By: /s/ Anthony L.M. Inder Rieden
                                                 Name: Anthony L.M. Inder Rieden
                                                 Title: Director